Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER ANNOUNCES THIRD QUARTER 2004 RESULTS

-Earnings Increase 34% on Revenue Growth of 9%-

     MIAMI, October 25, 2004 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today announced earnings of $54.3 million for the three-month period ended September 30, 2004, up 34% compared with comparable earnings in the same period of 2003. Earnings per diluted share (EPS) were $0.83 for the third quarter of 2004, up 32% from $0.63 in the third quarter of 2003. Improved performance was driven primarily by the continuing earnings leverage from revenue growth in the Fleet Management Solutions (FMS) business segment.

     Revenue for the third quarter of 2004 was $1.31 billion, up 9% from $1.19 billion in the comparable period last year. The revenue increase for the quarter was led by the FMS business segment, which was up nearly 14% compared with the third quarter of 2003. The third quarter 2004 revenue growth was driven primarily by the positive impact of acquisitions, continued improvement in the commercial rental product line, higher fuel revenue driven by higher fuel prices, and favorable foreign exchange rates. Commercial rental revenue for the quarter increased 22% compared with the year-earlier period.

     “We exceeded our third quarter earnings forecast with strong performance in our Fleet Management Solutions business segment, where we continue to deliver strong earnings leverage from acquisitions and outstanding growth in commercial rental,” said Ryder Chairman, President and Chief Executive Officer Greg Swienton. “We were also encouraged that new business wins in the Supply Chain Solutions business segment offset almost all of the anticipated revenue gap we expected due to non-renewals in previous quarters. We will continue to leverage our financial strength and improved operating model to drive profitable revenue growth in each area of our business.”

     Net earnings for the third quarter of 2004 were $54.3 million, up 45% from $37.5 million in the year-earlier period. Net earnings for the third quarter of 2004 included $1.3 million ($0.01 per share) associated primarily with the gain on sale of the final parcel of the Company’s headquarters complex. Net earnings in the year-earlier period included a net recovery of $2.7 million ($0.02 per share) and a net non-cash charge of $3.0 million ($0.05 per share) related to the cumulative effect of a change in accounting for variable interest entities.

Year-to-Date Operating Results

     Revenue for the nine months ended September 30, 2004 was $3.79 billion, up 6% from $3.59 billion in the comparable period of 2003. Ryder’s net earnings through the third quarter of 2004 were $153.0 million, compared with $92.0 million in the year-earlier period. EPS were $2.33 through the third quarter of 2004 compared with $1.45 for the same period of 2003. Year-to-date 2004 EPS included $0.23 of gains from the sale of the Company’s corporate headquarters complex and a $0.03 charge related to restructuring activities. EPS in the year-earlier period included a $0.04 credit from net restructuring and other recoveries, and $0.06 in non-cash charges associated with the cumulative effect of a change in accounting for variable interest entities and asset retirement obligations (primarily related to components of revenue earning equipment).

Third Quarter Business Segment Operating Results

     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment.

Fleet Management Solutions

     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.

     In the FMS business segment, revenue in the third quarter of 2004 was $918.7 million, up 14% compared with $809.3 million in the year-earlier period. Dry revenue (revenue excluding fuel) in the third quarter of 2004 was $713.6 million, up 9% compared with $655.3 million in the year-earlier period. Fuel revenue for the third quarter of 2004 increased 33% compared with the same period in 2003 due primarily to higher fuel costs and related pricing increases. Revenue comparisons also benefited from acquisitions and favorable foreign currency exchange rates.

     Full service lease and programmed maintenance revenue for the third quarter of 2004 was 6% higher than the same period last year primarily from acquisitions. Ryder’s third quarter 2004 commercial rental revenue grew 22% from the year-earlier period. Rental revenue improvement reflects higher pricing, stronger demand, and the impact of acquisitions.

     The FMS business segment’s NBT increased to $85.1 million in the third quarter of 2004, compared with $54.1 million in the same period of 2003. This improvement was related primarily to lease growth from acquisitions, better commercial rental performance, higher vehicle sales gains from stronger volume and pricing, and lower pension costs. Business segment NBT as a percentage of dry revenue was 11.9% in the third quarter of 2004 compared with 8.3% in the same quarter a year ago.

Supply Chain Solutions

     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

     In the SCS business segment, third quarter 2004 revenue totaled $338.5 million, up 2% from $331.0 million in the comparable period in 2003. Revenue increased because of new business primarily in automotive and transportation management, partially offset by non-renewal of certain customer contracts in prior periods. Third quarter 2004 operating revenue (revenue excluding freight under management) was $233.1 million, down 1% from $236.6 million in the comparable period a year ago.

     The SCS business segment’s NBT was $10.1 million in the third quarter of 2004, down from $12.3 million in the same quarter of 2003. Third quarter results for 2003 benefited from more than $2 million in operating tax refunds and the resolution of a customer contractual matter. Business segment NBT as a percentage of operating revenue was 4.3% in the third quarter of 2004, compared with 5.2% in the same quarter of 2003. However, excluding the previously noted exceptional items, business segment NBT in the third quarter of 2003 would have been 4.2%.

Dedicated Contract Carriage

     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.

     In the DCC business segment, third quarter 2004 revenue totaled $125.9 million, a decrease of 1% compared with $127.0 million in the third quarter of 2003. Operating revenue (revenue excluding freight under management) in the third quarter of 2004 was $122.7 million, down 3% compared with $125.9 million in the year-earlier period. The revenue decrease was due to the non-renewal of certain customer contracts, partially offset by fuel cost increases passed through to customers.

     The DCC business segment’s NBT in the third quarter of 2004 was $7.9 million compared with $8.0 million in the third quarter of 2003. Business segment NBT as a percentage of operating revenue of 6.4% for the third quarter of 2004 was flat compared with the year-earlier period.

Corporate Financial Information

Central Support Services

     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the third quarter of 2004, CSS costs increased to $55.4 million, from $52.5 million in the year-earlier period. Year-to-date, CSS costs decreased to $157.7 million, from $161.8 million in the same period of 2003.

Capital Expenditures

     Capital expenditures excluding acquisition costs were $843 million through the third quarter of 2004, up 47% compared with $575 million in the same period of 2003. As anticipated, the increase in capital expenditures reflects higher vehicle replacements, primarily related to the lease product line. In addition, approximately $149 million was paid in the first nine months of 2004 in connection with Ryder’s previously announced acquisitions.

Leverage and Free Cash Flow

     Balance sheet debt as of September 30, 2004 decreased by $96 million compared with year-end 2003. The leverage ratio for balance sheet debt as of September 30, 2004 was 119%, compared with 135% at year-end 2003. Total obligations to equity as of September 30, 2004 were 133%, down from 146% at year-end 2003. Free cash flow through the third quarter of 2004 is estimated to be $161.8 million compared with $258.8 million for the year-earlier period. The decrease in free cash flow reflects acquisitions and higher capital expenditures.

     Commenting on the Company’s corporate financial performance, Ryder Executive Vice President and Chief Financial Officer Tracy Leinbach stated, “The initiatives we launched over the past few years related to improving financial processes, strengthening asset management and reducing costs are working in concert to produce higher earnings leverage from new revenue. We continue to launch new initiatives to heighten Ryder’s efficiency in many areas, and we believe there is significant remaining capacity for the Company to deliver profitable growth in all areas of our business.”

Outlook

     Commenting on Ryder’s outlook for the future, Mr. Swienton said, “Our strong financial position and improved processes have produced encouraging operating performance in many areas throughout the Company. The earnings leverage we continue to generate from acquisitions and the accelerating growth of our transactional business represents the first steps toward our goal of achieving profitable growth in every segment of our business. We have seen some improvement in the willingness of our customers to make long-term business investment decisions, and we are well positioned to meet our objectives as the economy continues to improve.”

     He continued, “We are forecasting fourth quarter EPS to be in the same range of our last estimate, namely $0.75 to $0.78, resulting in a full-year forecast in the range of $3.08 to $3.11.” Forecasted earnings include a restructuring charge related to the transition of the technology services contract terminated in the second quarter of this year. The charge will impact 2004 EPS by $0.03 in the fourth quarter and $0.08 for the full year. For additional clarity, the full-year forecast is equivalent to $2.85 to $2.88, excluding $0.23 in gains from the sale of the Company’s headquarters complex.

About Ryder

     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the eighth consecutive year, Ryder was featured in the 2004 Fortune Most Admired Companies survey of corporate reputations. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the seventh consecutive year, Ryder has been named a top three third-party logistics provider by Inbound Logistics.

     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2003 revenue of $4.8 billion, Ryder ranks 360th on the Fortune 500.

     For more information on Ryder System, Inc., visit www.ryder.com.

# # #

Note Regarding Forward Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities, changes in general economic conditions, availability of equipment, the Company’s ability to create operating synergies in connection with its recent FMS acquisitions and changes in government regulations. The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impacts of such factors on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.

Conference Call and Webcast Information:

Ryder’s earnings webcast is scheduled for Monday, October 25, 2004, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman, President and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Tracy Leinbach.

➢	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH7769220 and Passcode: RYDER.

➢	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-866-492-3859 and use the Passcode: 1025, then view the presentation by visiting the investors area of Ryder’s website at www.ryder.com.

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Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended September 30, 2004 and 2003
(In millions, except per share amounts)

	Three Months		Nine Months
	2004	2003	2004	2003
Revenue	$1,305.9	1,193.6	$3,787.1	3,585.4

Operating expense	590.0	508.6	1,690.3	1,518.3
Salaries and employee-related costs	300.3	309.0	917.5	936.8
Freight under management expense	108.6	95.5	301.7	307.5
Depreciation expense	178.1	169.2	528.8	454.0
Gains on vehicle sales, net	(8.4)	(2.8)	(25.8)	(11.8)
Equipment rental	27.5	29.0	80.1	170.3
Interest expense	24.8	25.8	75.4	70.5
Miscellaneous income, net	(1.1)	(1.5)	(5.7)	(7.1)
Restructuring and other recoveries, net	(1.3)	(2.7)	(20.5)	(3.7)

	1,218.5	1,130.1	3,541.8	3,434.8

Earnings before income taxes and cumulative effect of changes in accounting principles	87.4	63.5	245.3	150.6
Provision for income taxes	(33.1)	(23.0)	(92.3)	(54.5)

Earnings before cumulative effect of changes in accounting principles	54.3	40.5	153.0	96.1
Cumulative effect of changes in accounting principles	—	(3.0)	—	(4.1)

Net earnings	$54.3	37.5	$153.0	92.0

Earnings per common share — Diluted:
Before cumulative effect of changes in accounting principles	$0.83	0.63	$2.33	1.51
Cumulative effect of changes in accounting principles	—	(0.05)	—	(0.06)

Net earnings	$0.83	0.58	$2.33	1.45

Weighted-average shares outstanding — Diluted	65.5	64.3	65.7	63.5

Memo: EPS Impact of restructuring and other recoveries, net	$0.01	0.02	$0.20	0.04

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RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	September 30,	December 31,
	2004	2003
Assets:

Cash and cash equivalents	$78.4	140.6
Other current assets	1,056.8	966.5
Revenue earning equipment, net	3,247.7	3,046.0
Operating property and equipment, net	473.3	506.9
Other assets	597.3	618.6

	$5,453.5	5,278.6

Liabilities and shareholders’ equity:

Current liabilities (including current portion of long-term debt)	$1,134.2	1,074.1
Long-term debt	1,401.7	1,449.5
Other non-current liabilities (including deferred income taxes)	1,476.5	1,410.6
Shareholders’ equity	1,441.1	1,344.4

	$5,453.5	5,278.6

SELECTED KEY RATIOS

	September 30,	December 31,
	2004	2003
Debt to equity	119%	135%
Total obligations to equity (a) *	133%	146%

	Twelve months ended
	September 30,
	2004	2003
Return on average common equity (b)	14.1%	10.6%
Return on average assets (b)	3.6%	2.6%
Average asset turnover	93.0%	98.5%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes the effect of accounting changes.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

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RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended September 30, 2004 and 2003
(Dollars in millions)

	Three Months			Nine Months
	2004	2003	B(W)	2004	2003	B(W)
Revenue:
Fleet Management Solutions:
Full service lease and programmed maintenance	$475.9	448.8	6.0%	$1,416.5	1,341.7	5.6%
Commercial rental	161.2	131.8	22.3%	432.4	361.2	19.7%
Fuel	205.1	154.0	33.2%	571.0	484.4	17.9%
Other	76.5	74.7	2.4%	232.4	233.1	(0.3%)

Total Fleet Management Solutions	918.7	809.3	13.5%	2,652.3	2,420.4	9.6%
Supply Chain Solutions	338.5	331.0	2.3%	986.6	1,010.9	(2.4%)
Dedicated Contract Carriage	125.9	127.0	(0.9%)	377.7	384.3	(1.7%)
Eliminations	(77.2)	(73.7)	(4.7%)	(229.5)	(230.2)	0.3%

Total revenue	$1,305.9	1,193.6	9.4%	$3,787.1	3,585.4	5.6%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$85.1	54.1	57.3%	$221.1	137.7	60.6%
Supply Chain Solutions	10.1	12.3	(17.9%)	26.6	27.0	(1.5%)
Dedicated Contract Carriage	7.9	8.0	(1.3%)	23.8	25.0	(4.8%)
Eliminations	(8.0)	(7.6)	(5.3%)	(23.4)	(24.4)	4.1%

	95.1	66.8	42.4%	248.1	165.3	50.1%
Unallocated Central Support Services	(9.0)	(6.0)	(50.0%)	(23.3)	(18.4)	(26.6%)

Earnings before restructuring and other recoveries, net and income taxes	86.1	60.8	41.6%	224.8	146.9	53.0%
Restructuring and other recoveries, net	1.3	2.7	(51.9%)	20.5	3.7	454.1%

Earnings before income taxes	87.4	63.5	37.6%	245.3	150.6	62.9%
Provision for income taxes	(33.1)	(23.0)	(43.9%)	(92.3)	(54.5)	(69.4%)

Earnings before cumulative effect of changes in accounting principles	54.3	40.5	34.1%	153.0	96.1	59.2%
Cumulative effect of changes in accounting principles	—	(3.0)	NA	—	(4.1)	NA

Net earnings	$54.3	37.5	44.8%	$153.0	92.0	66.3%

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RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended September 30, 2004 and 2003
(Dollars in millions)

	Three Months			Nine Months
	2004	2003	B(W)	2004	2003	B(W)
Fleet Management Solutions

Total revenue	$918.7	809.3	13.5%	$2,652.3	2,420.4	9.6%
Fuel revenue	(205.1)	(154.0)	33.2%	(571.0)	(484.4)	17.9%

Dry revenue *	$713.6	655.3	8.9%	$2,081.3	1,936.0	7.5%

Segment net before tax earnings	$85.1	54.1	57.3%	$221.1	137.7	60.6%

Earnings before income taxes as % of total revenue	9.3%	6.7%		8.3%	5.7%

Earnings before income taxes as % of dry revenue *	11.9%	8.3%		10.6%	7.1%

Supply Chain Solutions

Total revenue	$338.5	331.0	2.3%	$986.6	1,010.9	(2.4%)
Freight Under Management (FUM) expense	(105.4)	(94.4)	11.7%	(294.9)	(304.5)	(3.2%)

Operating revenue *	$233.1	236.6	(1.5%)	$691.7	706.4	(2.1%)

Segment net before tax earnings	$10.1	12.3	(17.9%)	$26.6	27.0	(1.5%)

Earnings before income taxes as % of total revenue	3.0%	3.7%		2.7%	2.7%

Earnings before income taxes as % of operating revenue *	4.3%	5.2%		3.8%	3.8%

Dedicated Contract Carriage

Total revenue	$125.9	127.0	(0.9%)	$377.7	384.3	(1.7%)
Freight Under Management (FUM) expense	(3.2)	(1.1)	190.9%	(6.7)	(3.0)	123.3%

Operating revenue *	$122.7	125.9	(2.5%)	$371.0	381.3	(2.7%)

Segment net before tax earnings	$7.9	8.0	(1.3%)	$23.8	25.0	(4.8%)

Earnings before income taxes as % of total revenue	6.3%	6.3%		6.3%	6.5%

Earnings before income taxes as % of operating revenue *	6.4%	6.4%		6.4%	6.6%

*	Non-GAAP financial measure

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

4

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
Periods ended September 30, 2004 and 2003
(Dollars in millions)

FREE CASH FLOW RECONCILIATION

	Nine Months
	2004	2003
Net cash provided by operating activities	$655.7	621.7
Collections on direct finance leases	46.6	46.3
Sales of property and revenue earning equipment	280.6	152.2
Purchases of property and revenue earning equipment	(769.7)	(564.2)
Sale and leaseback of revenue earning equipment	96.8	—
Acquisitions	(148.5)	—
Other, net	0.3	2.8

Free cash flow *	$161.8	258.8

(a)	Capital expenditures presented net of changes in accounts payable related to purchases of revenue earning equipment.

DEBT TO EQUITY RECONCILIATION

	September 30,		December 31,
	2004	% to Equity	2003	% to Equity
On-balance sheet debt	$1,720.0	119%	$1,815.9	135%
PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (b)	201.7		153.2

Total obligations *	$1,921.7	133%	$1,969.1	146%

(b)	Discounted at the incremental borrowing rate at lease inception.

*	Non-GAAP financial measure

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